Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information and to the use of our reports (1) dated January 30, 2006, with respect to the consolidated financial statements of Thrivent Financial for Lutherans and (2) dated March 27, 2006, with respect to the financial statements of Thrivent Variable Life Account I (Series 1997) in Post-Effective Amendment No. 13 to the Registration Statement on Form N-6 and related Prospectus of Thrivent Variable Life Account I.

Minneapolis, Minnesota

April 19, 2006